EXHIBIT 4.1

TENTH AMENDMENT TO
 SECOND AMENDED AND RESTATED POOLING AND SERVICING AGREEMENT
This TENTH AMENDMENT TO SECOND AMENDED AND RESTATED POOLING AND SERVICING AGREEMENT, dated as of August 16, 2018 (this "Amendment") is made among Comenity Bank (formerly known as World Financial Network Bank), a Delaware state chartered bank, as Servicer (the "Servicer"), WFN Credit Company, LLC, a Delaware limited liability company, as Transferor  (the "Transferor"), and MUFG Union Bank, N.A. (successor to The Bank of New York Mellon Trust Company, N.A. ("BNYM"), formerly known as The Bank of New York Trust Company, N.A., successor to BNY Midwest Trust Company), a national banking association, as Trustee (the "Trustee") of World Financial Network Credit Card Master Trust, to the Second Amended and Restated Pooling and Servicing Agreement, dated as of August 1, 2001, among the Servicer, the Transferor and the Trustee (as amended, the "Pooling Agreement").  Capitalized terms used and not otherwise defined in this Amendment are used as defined in the Pooling Agreement.
WHEREAS, the parties hereto are party to the Pooling Agreement and desire to amend the Pooling Agreement in certain respects as set forth herein;
NOW THEREFORE, in consideration of the premises and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:
SECTION 1.   Amendment.  Section 2.9 is amended by adding the following subsection (d) immediately following Section 2.9(c):
"(d) Notwithstanding anything to the contrary in Section 2.9, the Transferor may designate as Removed Accounts all (but not less than all) Accounts relating to the private label program for The Bon-Ton Stores Inc. retailer group upon (i) satisfaction of the conditions described in Section 2.9(a)(i), (ii), (iii), (v)(A) and (v)(C), and (ii) delivery by the Transferor to the Trustee of a certification (which may be included in the related reassignment agreement) to the effect that the removal shall not cause the Transferor Amount to be less than the Minimum Transferor Amount or the aggregate Principal Receivables plus the Excess Funding Account balance to be less than the Required Principal Balance on the Removal Date, after giving effect to the removal of the Removed Accounts. Upon satisfaction of the conditions described in the preceding sentence, Trustee shall execute and deliver to Transferor or its designee a written reassignment and shall, without further action or consideration, be deemed to transfer, assign, set over and otherwise convey to Transferor or its designee, effective as of the Removal Date, without recourse, representation or warranty, all the right, title and interest of the Trust in and to the Receivables arising in the Removed Accounts, all moneys due and to become due and all amounts received with respect thereto and all proceeds thereof. In addition, Trustee shall execute such other documents and instruments of transfer or assignment and take such other actions as shall reasonably be requested by Transferor to effect the conveyance of Receivables pursuant to this Section."
Tenth Amendment to PSA

SECTION 2.   Conditions to Effectiveness.  This Amendment shall become effective on the date (the "Effective Date") upon which (i) each of the parties hereto receive counterparts of this Amendment, duly executed and delivered by each of the parties hereto, (ii) each of the conditions precedent described in Section 13.1(a) of the Pooling Agreement are satisfied and (iii) the Transferor shall have notified the Trustee that the conditions to the consent solicitation with respect to this Amendment have been satisfied or waived.
SECTION 3.   Effect of Amendment; Ratification.  (a) On and after the Effective Date, this Amendment shall be a part of the Pooling Agreement and each reference in the Pooling Agreement to "this Agreement" or "hereof," "hereunder" or words of like import, and each reference in any other Transaction Document to the Pooling Agreement shall mean and be a reference to the Pooling Agreement as amended hereby.
(b) Except as expressly amended hereby, the Pooling Agreement shall remain in full force and effect and is hereby ratified and confirmed by the parties hereto.
SECTION 4.   Governing Law.  THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAWS PROVISIONS.
SECTION 5.   Section Headings.  Headings used herein are for convenience of reference only and shall not affect the meaning of this Amendment.
SECTION 6.   Counterparts.  This Amendment may be executed in any number of counterparts, and by the parties hereto on separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement.  Counterparts of this Amendment may be delivered by facsimile or electronic transmission.
SECTION 7.   Trustee Disclaimer.  Trustee shall not be responsible for the validity or sufficiency of this amendment, nor for the recitals contained herein.
[Signature Page Follows]

Tenth Amendment to PSA

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.
WFN CREDIT COMPANY, LLC,

By:	/s/ Michael Blackham
	Name:	Michael Blackham
	Title:	Treasurer

MUFG UNION BANK, N.A., as Trustee

By:	/s/ Marion Zinowski
	Name:	Marion Zinowski
	Title:	Vice President

COMENITY BANK,

By:	/s/ Randy J. Redcay
	Name:	Randy J. Redcay
	Title:	Chief Financial Officer

Tenth Amendment to Pooling Agreement